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                                                                    Exhibit 10.9

                             AMERICAN UNITED GLOBAL, INC.
                           11130 N.E. 33rd Place, Suite 250
                             Bellevue, Washington  98004

                                                      August 1, 1997

Connectsoft Communications Corporation
11130 N.E. 33rd Place, Suite 250
Bellevue, Washington  98004

    Re:       Premises at 11130 N.E. 33rd Place,
              Bellevue, Washington ("Leased Premises")
              ----------------------------------------
Gentlemen:

    We are the tenant of the Leased Premises, leased by us from Rosen Bel-Kirk Associates ("Lessor"), in accordance with the covenants, agreements, terms, provisions and conditions of the lease ("Lease") for the Leased Premises.

    This letter confirms our sublease agreement with you concerning your sublease of a portion of the Leased Premises.

    We hereby sublet to you a portion of the Leased Premises, which right shall commence on the date hereof and shall terminate one day prior to the expiration of the Lease. You shall use and occupy the portion of the Leased Premises for your general corporate and business purposes. You shall not permit any other user or occupant without our consent. Your use of a portion of the Leased Premises pursuant to this sublease agreement shall conform in all respects to the Lease and you shall not do nor permit any use or activity which would constitute a breach of the Lease or permit Lessor to declare a default under the Lease.

    We shall have the right to permit other affiliates or subsidiaries to use and occupy portions of the Leased Premises or to enter into other subleases with respect thereto without your consent.

    Your use and occupancy of the Leased Premises pursuant to this sublease agreement shall be on an "as is" basis and we shall have no obligation to perform any alterations or install any improvements to any portion of the Leased Premises. You shall advise us of any repair or restoration which may be required from time to time in any portion of the Leased Premises so that we may notify Lessor and obtain performance of Lessor's obligations under the Lease.

    You shall pay to us as rent hereunder an amount equal to a proportionate share of our annual rental and all other payments made by us as additional rent or utility costs under the Lease equal to the proportion of the square footage of the Leased Premises that you use and occupy under this agreement to the total square footage of the Leased Premises. These rental amounts shall be paid by you to us from time to time as such costs are incurred by us and billed to you.

    You shall pay all insurance costs and costs arising from or related to compliance with laws or regulations applicable to your use and occupancy of a portion of the Leased Premises as provided for herein. Any insurance coverage provided by you shall conform to the Lease and shall cover any interests of Lessor and of the undersigned.

    Please countersign this letter to confirm your agreement.

                                  Very truly yours,

                                  CONNECTSOFT HOLDINGS, INC.

                                  By: /s/ Robert Rubin
                                     -------------------------
                                  Name: Robert Rubin
                                  Title:

AGREED TO:

CONNECTSOFT COMMUNICATIONS
    CORPORATION

By: /s/ Howard Katz
   -----------------------------
Name:  Howard Katz
Title: